Exhibit 99.1
NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com
Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NII HOLDINGS NAMES GOKUL HEMMADY CHIEF FINANCIAL OFFICER
RESTON, Va. – April 26, 2007 – NII Holdings, Inc. [NASDAQ: NIHD] today announced that Gokul Hemmady will join the company as Vice President and Chief Financial Officer effective June 2007. Hemmady joins NII Holdings from ADC Telecommunications Inc., where he served in several financial leadership roles over the past ten years, including most recently as Vice President and Chief Financial Officer since 2003. Hemmady will replace Byron Siliezar, who will remain with NII Holdings as Vice President of Business Development.
“We are thrilled to have Gokul join our team at NII Holdings as CFO,” said Steve Shindler, NII’s Chairman and CEO. “As our company continues to grow, we have added significant depth to our management team in many areas, and Gokul will play a key role as part of the team that will lead NII as we pursue the growth opportunities in our markets. Gokul’s depth of financial experience and knowledge both in domestic and international settings makes him a worthy successor to Byron Siliezar, who has expertly guided NII as CFO over the past nine years. We thank Byron for all of the contributions he made to NII in his role as our CFO and wish him well as he transitions into his new position as Vice President of Business Development,” he added.
Hemmady brings over 20 years experience to NII in the areas of corporate finance, consulting and banking, including international finance experience. At ADC Telecommunications, Hemmady served as chief financial officer of a global organization with $1.3 billion in revenues and 8,500 employees. As CFO, Hemmady was a member of ADC’s executive team and had direct responsibility for the company’s controllership, treasury, tax, investor relations, finance and internal audit functions. At ADC, he also held the positions of Controller, Treasurer and Managing Director of ADC Ventures. Prior to joining ADC in 1997, Hemmady held senior level international finance positions at US West, Inc, US West International and Citibank.
About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Mexico, Brazil, Argentina, Peru and Chile offering a fully integrated wireless communications tool with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect(R) and International Direct Connect(TM), a digital two-way radio feature. NII Holdings, Inc., a Fortune 1000 company, trades on the NASDAQ market under the symbol NIHD and is a member of the NASDAQ 100 Index. Visit the Company’s website at <http://www.nii.com>.
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